SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): July 27, 2004 (July 26, 2004)

                                 Arch Coal, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                       1-13105                    43-0921172
-----------------------------   --------------------------        ----------
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
    of incorporation)                                       Identification No.)


            One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
               (Address of principal executive offices) (Zip code)


       Registrant's telephone number, including area code: (314) 994-2700











                               Page 1 of 5 pages.
                         Exhibit Index begins on page 4.

Item 7 Financial Statements, ProForma Financial Information and Exhibits.

         See the Exhibit Index at page 5 of this Report.

Item 9.  Regulation FD Disclosure.

Item 12.  Disclosure of Results of Operations and Financial Condition.

The information in this Report is being furnished under Item 9, "Regulation FD Disclosure" and Item 12, "Disclosure of Results of Operations and Financial Condition."

     On July 26, 2004, Arch Coal, Inc. (the "Company"), announced via press release its earnings and operating results for the second quarter of 2004. A copy of the Company's press release is attached hereto and incorporated herein by reference in its entirety.

     The Company is also providing the following reconciliation of Adjusted EBITDA for its Arch Western Resources, LLC subsidiary:


Arch Western Resources, LLC                                       Three Months Ended              Six Months Ended
Reconciliation of net income to adjusted EBITDA                        June 30                        June 30
                                                                -----------------------    -------------------------------
                                                                   2004        2003            2004             2003
                                                                ----------- -----------    --------------   --------------
                                                                                 (Amounts in 000's)

     Net income                                                 $   8,022    $ 10,421       $  8,944         $   254
     Cumulative effect of accounting change                             -           -              -          18,278
     Interest expense, net                                          9,073       6,476         18,270          13,056
     Depreciation, depletion and amortization -
          Arch Western Resources                                   16,760      16,115         33,396          30,980
     DD&A - Equity interest in Canyon Fuel Company, LLC             4,463       5,826          8,853          11,319
     Other nonoperating expense                                     3,388       4,896          6,775           4,896
                                                                ----------- -----------    --------------   --------------

     Adjusted EBITDA                                            $  41,706    $ 43,734       $ 76,238         $78,783
                                                                =========== ===========    ==============   ==============


Reconciliation of net income to income before other nonoperating expense and cumulative effect of accounting change

     Net income                                                 $   8,022    $ 10,421       $  8,944         $   254
     Cumulative effect of accounting change                             -           -              -          18,278
     Other nonoperating expense                                     3,388       4,896          6,775           4,896
                                                                ----------- -----------    --------------   --------------

     Income before other nonoperating expense and cumulative
effect of accounting change                                     $  11,410    $ 15,317       $ 15,719         $23,428
                                                                =========== ===========    ==============   ==============


                               Page 2 of 5 pages.
                         Exhibit Index begins on page 5.

Note:Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC; cumulative effect of accounting changes; and expenses resulting from early extinguishment of debt; and mark-to market adjustments in the value of derivative instruments.

          Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.


In accordance with General Instruction B.6 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.


















                               Page 3 of 5 pages.
                         Exhibit Index begins on page 5

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 27, 2004                       ARCH COAL, INC.



                                           By: /s/ Janet L. Horgan
                                              ----------------------------------
                                               Janet L. Horgan
                                               Assistant General Counsel and
                                                 Assistant Secretary



























                               Page 4 of 5 pages.
                         Exhibit Index begins on page 4.

                                  EXHIBIT INDEX


Exhibit No.                 Description
-----------                 ------------
     99                     Press Release dated as of July 26, 2004


































                               Page 5 of 5 pages.

                                                                     Exhibit 99
News from
Arch Coal, Inc.
--------------------------------------------------------------------------------
                                                            FURTHER INFORMATION:

                                                                   Deck S. Slone
                                                                 Vice President,
                                                   Investor and Public Relations
                                                                  (314) 994-2717

                                                           FOR IMMEDIATE RELEASE
                                                                   July 26, 2004

Arch Coal, Inc. Reports Second Quarter Results

|X| Revenue increases to $422.8 million, up 12% vs. the same period last year |X| Earnings per fully diluted share rises to $0.17 ($0.20 excluding swap-related charge), vs. a net loss in 2Q03
|X| Adjusted EBITDA increases 19% to $65.4 million
|X| Average margin increases to $1.45 per ton vs. $0.88 in 2Q03
|X| Secured all major permits for new longwall mine in Logan County, West
      Virginia

     St. Louis - Arch Coal, Inc. (NYSE:ACI) today reported that for its second quarter ended June 30, 2004, it had income available to common shareholders of $9.3 million, or $0.17 per fully diluted share. Excluding charges related to the termination of hedge accounting for interest rate swaps, income available to common shareholders totaled $11.2 million, or $0.20 per fully diluted share. During the same period of 2003, Arch recorded a net loss available to common shareholders of $3.3 million, or $0.06 per fully diluted share. Excluding special items of $4.0 million principally related to the early extinguishment of debt, Arch had income available to common shareholders of $0.7 million, or $0.01 per fully diluted share, during the 2003 quarter.

     "During the quarter, Arch reported dramatically improved results due to higher average sales realizations, growing premiums for its low-sulfur coal, and overall strengthening in U.S. coal demand," said Steven F. Leer, Arch's president and chief executive officer. "If not for previously disclosed disruptions in rail service at several of our operations, Arch's results would have been even stronger. In total, missed shipments and production curtailments related to high inventory levels cost the company an estimated $8 million during the period."

     Revenues increased 12% for the quarter to $422.8 million, compared to $378.9 million during the same period last year, due to stronger realizations in both the East and West. Sales volumes increased 3% to 26.4 million tons, reflecting an increase of 1.5 million tons, or 8.7%, at Arch's western operations, but offset somewhat by a decline of 0.8 million tons, or 9.6%, in the East. Operating income for the second quarter totaled $24.9 million, which was nearly three times higher than the $9.4 million recorded during the same period last year. Adjusted EBITDA increased 19% to $65.4 million, compared to $54.8 million in the same period last year.

     For the six months ended June 30, 2004, income available to common shareholders increased to $22.5 million, or $0.41 per fully diluted share, excluding a net gain of $81.9 million associated with the sale of nearly all of its remaining interest in Natural Resource Partners, charges related to the termination of hedge accounting for interest rate swaps, and severance costs associated with the closing of the Skyline Mine in Utah. That compares to a loss of $13.7 million, or $.26 per fully diluted share, excluding charges related to early debt extinguishment and the cumulative effect of accounting change, during the same period of 2003. Total coal sales for the six months increased 17% to $826.3 million and coal sales volumes increased 8% to 52.3 million tons, vs. $706.3 million and 48.3 million tons in the comparable period of 2003. Adjusted EBITDA totaled $212.8 million for the first six months of 2004, compared to $93.5 million for the same period of 2003.

Improving profit margins in both East and West

     For the quarter, Arch's average per-ton operating margin rose to $1.45 per ton, compared to $0.88 per ton during the same period last year.

     Average realization for all tons sold increased 8% to $15.59 per ton, while the average cost across all tons increased approximately 4.7% to $14.14. By region, average realization per ton sold increased 22% in the East to $36.21 and 5% in the West to $7.67, as the company benefited from stronger contract prices in both regions and very attractive margins on limited spot sales in the East.

     Rail difficulties resulted in missed shipments in both the East and West, including some of the company's highest margin eastern business. In addition, the company was forced to curtail production during the quarter at the West Elk mine in Colorado and the Black Thunder mine in Wyoming due to high inventory levels stemming from insufficient rail service. Inventory levels increased more than 30% to 9.4 million tons during the year's first half.

     Average per-ton operating cost for all tons sold rose approximately 4.7% during the quarter vs. the same period last year. Average per-ton operating cost in the West increased approximately 4.6% to $6.79 due principally to rail-related production constraints as well as higher sales-sensitive costs related to improved realizations. In the East, the average per-ton operating cost increased 16% to $33.29 as a result of lower volumes, higher commodity costs (diesel fuel, explosives and steel), and increased contract mining expenses, as well as higher sales-sensitive costs. In addition, the company incurred higher coal preparation and purchased coal costs associated with an ongoing effort to shift more of its eastern production into the metallurgical market. During the quarter, the company sold approximately 650,000 tons of metallurgical coal, an increase of 70% compared to the same period last year.

     "We continue to focus on managing our costs effectively and running our operations in a manner that will enable us to capitalize on opportunities in the marketplace," Leer said. "Arch's operations in both the East and West rank among the most productive and lowest cost in their respective operating regions. With improved rail service and the completion of several small-scale expansion projects in the East, we expect continued margin expansion and increased levels of profitability across all of our operations."

Operating statistics

Second Quarter 2004 Regional Analysis:

                                                Eastern                  Western                      Total
                                              Operations                Operations
                                         2Q 04          2Q 03      2Q 04         2Q 03          2Q 04       2Q 03


Tons sold (in mm)                           7.3          8.1        19.1          17.6           26.4        25.7
Sales price per ton (1)                  $36.21       $29.66       $7.67         $7.32         $15.59      $14.38
Operating cost per ton (1, 2)            $33.29       $28.62       $6.79         $6.49         $14.14      $13.50
Operating margin per ton                 $ 2.92       $ 1.04       $0.88         $0.83         $ 1.45      $ 0.88

Note:  Western  operations  data do not include the results of 65%-owned Canyon
Fuel  Company,  which is accounted for on the equity method.

(1) Per ton realizations and costs exclude transportation costs that are billed to customers. Eastern transportation costs totaled $10.1 million in the second quarter of 2004 and $8.7 million in the second quarter of 2003. Western transportation costs totaled $0.7 million in the second quarter of 2004 and $0.9 million in the second quarter of 2003.

(2) Per ton costs exclude postretirement medical costs totaling $14.2 million in the second quarter of 2004 and $16.2 million in the second quarter of 2003.

Capital Spending and DD&A (in millions):

                          Q2 2004         1st Half 2004       Q2 2003           1st Half 2003     FY 2004 (proj.)

Capital spending          $38.2           $71.7               $21.4             $72.1             $300
DD&A                      $40.5           $81.0               $45.4             $90.4             $175

Note: Data on capital spending and depreciation, depletion and amortization include Arch's ownership percentage in Canyon Fuel Company. Projected capital spending has been updated to include the purchase of the remaining 35% of Canyon Fuel Company, the inclusion of 100% of Canyon Fuel's expected capital requirements for the remainder of the year, and capital related to initial development work at the Mountain Laurel complex during the year's second half. Projected DD&A includes Canyon Fuel at 100% for the third and fourth quarters. Projected capital spending and DD&A do not include other potential acquisitions or reserve additions.

Coal markets continue to strengthen

     During the quarter, spot prices for many coal products rose to their highest levels in many years as an expanding economy boosted power demand; coal-based utilities sought to rebuild rapidly depleting stockpiles; and eastern coal producers struggled to keep pace with demand.

     "It is becoming increasingly evident that the fuels with which coal has competed for decades - nuclear, natural gas and hydroelectric - are simply incapable of keeping pace with America's growing demand for power," Leer said. "As a result, domestic coal demand is booming - and the domestic coal market appears to be at the outset of a long and sustained run."

     Rapid declines in coal stockpiles at U.S. power plants are one indication of the market's staying power, according to Leer. "Based on an estimated increase in electric output of 2.4% year to date, according to Edison Electric Institute, we expect that the amount of coal in power industry stockpiles will fall to well under 100 million tons by year's end," Leer said. "That should act as a powerful stimulus for an extended period of vigorous demand as utilities seek to rebuild stockpiles at their coal-based power plants, which are increasingly viewed as their most economic, reliable and strategic sources of power."

     In addition to strong domestic demand, world coal markets are showing similar signs of strength, boosted by increasing coal consumption in some of the world's fastest growing economies, including China and India, according to Leer. Robust international demand - coupled with a rejuvenated global steel industry - has greatly enhanced the outlook for U.S. coal exports, which are up an estimated four million tons, or 25%, through the end of May.

     In addition, sulfur dioxide emissions allowance credits are now trading at over $500 per ton, nearly four times higher than the level just 18 months ago. "Since the passage of the Clean Air Act Amendments of 1990, Arch has pursued focused growth in the nation's three principal low-sulfur coal regions," Leer said. "As a result, we are extremely well positioned to capitalize on the current market environment and the significant premiums being paid for lower sulfur coals."

Development work to commence at Mountain Laurel during third quarter

     In July, Arch received the last major permit needed to begin development work on a new longwall mine, located at the Mountain Laurel complex in Logan County, West Virginia. "Arch's extensive reserve base creates many attractive opportunities for profitable growth," Leer said. "We view Mountain Laurel as one of the best undeveloped longwall reserves in the eastern low-sulfur coalfields."

     The Mountain Laurel longwall mine is expected to produce five million tons of coal on an annualized basis once it ramps to full production in mid-2007. Initial production should begin in late 2005. The mine's entire output will be available for sale as either a metallurgical coal or a high-quality steam coal, depending on market dynamics at the time. Arch expects to invest approximately $190 million to develop the longwall operation.

     "Once development work is completed, we expect Mountain Laurel to become the centerpiece of our eastern operations," Leer said. "It is a unique property that should rank among the most productive and lowest cost operations in the region for many years to come." The start-up of the Mountain Laurel longwall is expected to coincide with the projected depletion of the Mingo Logan longwall reserves in late 2006.

Other recent developments

     On July 15, Arch announced that it had signed a definitive agreement to acquire the remaining 35% interest in Canyon Fuel Company. The present value of the purchase price less cash acquired totals approximately $98 million. Canyon Fuel will become a wholly owned subsidiary of Arch Coal following the closing of the transaction, which is expected to occur sometime during the third quarter. "This acquisition solidifies Arch's position as the leading coal producer in the Western Bituminous Region," Leer said. "Demand for western bituminous coal has increased significantly in recent months, as eastern utilities seek alternatives for high-Btu, low-sulfur eastern coals, which remain in short supply. Through the integration of our West Elk mine in Colorado and the Canyon Fuel operations in Utah, we have established a strategic platform that will enable us to compete aggressively for this business."

     Arch also continues to pursue the acquisition of Triton Coal Company's North Rochelle mine. As previously announced, the Federal Trade Commission filed a lawsuit in late March 2004 to block the acquisition. Arch defended the transaction in a hearing in U.S. District Court for the District of Columbia that concluded on July 20. The court is expected to render a decision during the third quarter on whether to enjoin the transaction from proceeding. "While we hope for a favorable decision, Arch has incurred certain acquisition-related costs - totaling approximately $12 million through June 30 - that would be expensed immediately should the Triton transaction fail to be consummated," Leer noted.

     Arch ended the quarter with $296.3 million of cash on its balance sheet. The company plans to use approximately $60 million of that cash to finance the acquisition of Itochu's 35% stake in Canyon Fuel. The remainder - as well as approximately $280 million in capacity under the company's existing revolver - is available to fund other growth initiatives, including the potential acquisition of Triton's North Rochelle mine. In addition, the company's Arch Western subsidiary has an undrawn term loan of $100 million that could be used to fund the potential acquisition of Triton.

Contract activity

     Capitalizing on the market's current strength, Arch acted to lock in pricing on a percentage of its unpriced tonnage during the second quarter. The company signed attractive new commitments that increased the percentage of coal already priced for delivery in 2005 from approximately 65% to 75%, and in 2006 from approximately 50% to 60%.

     "An increasingly attractive contract portfolio and a significant open market position for future production should lead to significant improvements in our average per-ton realizations across all regions in coming quarters," Leer said.

Looking ahead

     Arch expects to record earnings of between $0.15 and $0.25 per share for the third quarter, excluding charges related to the termination of hedge accounting for interest rate swaps, with actual results dependent in large part on rail performance. Rail service is expected to improve as the year progresses, according to Leer.

     "Despite rail-related challenges that are incorporated in our third quarter earnings estimate, we expect strong upward momentum in earnings in future periods," Leer said. "The fourth quarter is expected to be our strongest of the year, and we anticipate even greater improvements in earnings next year, when an increasing percentage of our production is expected to reflect recent market conditions."

     A conference call concerning second quarter earnings will be webcast live today at 11 a.m. Eastern. The conference call can be accessed via the "investor" section of the Arch Coal Web site (www.archcoal.com).

     Arch Coal is one of the nation's largest coal producers, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

     Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company's expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company's working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Arch Coal, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                                             Three Months Ended          Six Months Ended
                                                                                  June 30                    June 30
                                                                         -------------------------  --------------------------
                                                                             2004         2003          2004         2003
                                                                         -----------  ------------  ------------  ------------
                                                                                (Unaudited)                 (Unaudited)

Revenues
  Coal sales                                                              $  422,778   $  378,892      $ 826,268    $706,282

Costs and expenses
  Cost of coal sales                                                         398,701      372,323        781,892     705,963
  Selling, general and administrative expenses                                12,358       11,890         27,984      23,763
  Amortization of coal supply agreements                                         628        4,526          1,238      10,320
  Other expenses                                                               7,046        4,972         12,819       9,520
                                                                         ------------------------------------------------------
                                                                             418,733      393,711        823,933     749,566
                                                                         ------------------------------------------------------
Other operating income
  Income from equity investments                                               5,995       12,191          9,685      23,301
  Gain on sale of units of Natural Resource Partners, LP                         384          -           81,851           -
  Other operating income                                                      14,446       11,995         37,908      23,085
                                                                         ------------------------------------------------------
                                                                              20,825       24,186        129,444      46,386
                                                                         ------------------------------------------------------

      Income from operations                                                  24,870        9,367        131,779       3,102

Interest expense, net:
  Interest expense                                                           (14,101)     (11,667)       (28,842)    (23,219)
  Interest income                                                                903          493          1,613         826
                                                                         ------------------------------------------------------
                                                                             (13,198)     (11,174)       (27,229)    (22,393)
                                                                         ------------------------------------------------------

Other non-operating income (expense):
  Expenses resulting from early debt extinguishment and termination of
    hedge accounting for interest rate swaps                                 (2,066)      (4,823)         (4,132)     (4,823)
  Other non-operating income                                                    202          873             373         873
                                                                         ------------------------------------------------------
                                                                             (1,864)      (3,950)         (3,759)     (3,950)
                                                                         ------------------------------------------------------

      Income (loss) before income taxes and cumulative effect of
         accounting change                                                    9,808       (5,757)        100,791     (23,241)
(Benefit from) provision for income taxes                                    (1,300)      (4,300)         19,700      (8,600)
                                                                         ------------------------------------------------------
      Income (loss) before cumulative effect of accounting change            11,108       (1,457)         81,091     (14,641)
Cumulative effect of accounting change, net of taxes                              -            -               -      (3,654)
                                                                         ------------------------------------------------------
      Net income (loss)                                                      11,108       (1,457)         81,091     (18,295)

Preferred stock dividends                                                    (1,797)      (1,797)         (3,594)     (2,995)
                                                                         ------------------------------------------------------

      Net income (loss) available to common shareholders                  $   9,311    $  (3,254)      $  77,497    $(21,290)
                                                                         ======================================================

Earnings per common share
Earnings (loss) before cumulative effect of accounting change             $    0.17    $   (0.06)      $    1.43    $  (0.34)
Cumulative effect of accounting change                                            -            -               -       (0.07)
                                                                         ------------------------------------------------------
Basic earnings (loss) per common share                                    $    0.17    $   (0.06)      $    1.43    $  (0.41)
                                                                         ======================================================

Earnings (loss) before cumulative effect of accounting change             $    0.17    $   (0.06)      $    1.31    $  (0.34)
Cumulative effect of accounting change                                            -            -               -       (0.07)
                                                                         ------------------------------------------------------
Diluted earnings (loss) per common share                                  $    0.17    $   (0.06)      $    1.31    $  (0.41)
                                                                         ======================================================

Weighted average shares outstanding
  Basic                                                                      54,582       52,418          54,206      52,401
  Diluted                                                                    55,550       52,418          62,021      52,401
                                                                         ======================================================

Dividends declared per common share                                       $  0.0800    $  0.0575       $  0.1375     $0.1150
                                                                         ======================================================

Adjusted EBITDA (A)                                                       $  65,413    $  54,779       $ 212,817     $93,518
                                                                         ======================================================


(A) Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC; cumulative effect of accounting changes; expenses resulting from early extinguishment of debt; and mark-to-market adjustments in the value of derivative instruments.

     Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.


                                                                             Three Months Ended          Six Months Ended
                                                                                  June 30                    June 30
                                                                         ------------------------------------------------------
                                                                             2004         2003            2004         2003
                                                                         ------------------------------------------------------


     Net income (loss)                                                    $  11,108     $ (1,457)     $  81,091      $(18,295)
     Cumulative effect of accounting change                                       -            -              -         3,654
     (Benefit from) provision for income taxes                               (1,300)      (4,300)        19,700        (8,600)
     Interest expense, net                                                   13,198       11,174         27,229        22,393
     Depreciation, depletion and amortization - Arch Coal, Inc.              36,080       39,586         72,185        79,097
     DD&A - Equity interest in Canyon Fuel Company, LLC                       4,463        5,826          8,853        11,319
     Expenses from early debt extinguishment and other nonoperating           1,864        3,950          3,759         3,950
                                                                         ------------------------------------------------------
     Adjusted EBITDA                                                      $  65,413     $ 54,779      $ 212,817      $ 93,518
                                                                         ======================================================

                                         Arch Coal, Inc. and Subsidiaries
                                      Condensed Consolidated Balance Sheets
                                                  (In thousands)

                                                                                June 30,          December 31,
                                                                                  2004                2003
                                                                          -----------------------------------------
                                                                                (Unaudited)

Assets
  Current assets
    Cash and cash equivalents                                              $       296,300       $     254,541
    Trade receivables                                                              155,483             118,376
    Other receivables                                                               33,284              29,897
    Inventories                                                                     83,306              69,907
    Prepaid royalties                                                                2,880               4,586
    Deferred income taxes                                                           10,700              19,700
    Investment in Natural Resource Partners, LP, at market                           5,288                   -
    Other                                                                           19,076              16,638
                                                                          -----------------------------------------
                              Total current assets                                 606,317             513,645
                                                                          -----------------------------------------

  Property, plant and equipment, net                                             1,312,760           1,315,135
                                                                          -----------------------------------------

  Other assets
    Prepaid royalties                                                               87,397              70,880
    Coal supply agreements                                                           5,160               6,397
    Deferred income taxes                                                          249,240             246,024
    Equity investments                                                             158,042             172,045
    Other                                                                           79,433              63,523
                                                                          -----------------------------------------
                                                                                   579,272             558,869
                                                                          -----------------------------------------
                              Total assets                                 $     2,498,349      $    2,387,649
                                                                          =========================================

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable                                                       $       108,226      $       89,975
    Accrued expenses                                                               164,138             180,314
    Current portion of debt                                                              -               6,349
                                                                          -----------------------------------------
                              Total current liabilities                            272,364             276,638
  Long-term debt                                                                   700,071             700,022
  Accrued postretirement benefits other than pension                               363,722             352,097
  Asset retirement obligations                                                     144,896             143,545
  Accrued workers' compensation                                                     77,767              77,672
  Other noncurrent liabilities                                                     133,500             149,640
                                                                          -----------------------------------------
                              Total liabilities                                  1,692,320           1,699,614
                                                                          -----------------------------------------

  Stockholders' equity

    Preferred stock                                                                     29                  29
    Common stock                                                                       554                 536
    Paid-in capital                                                              1,033,865             988,476
    Retained deficit                                                              (185,907)           (255,936)
    Unearned compensation                                                           (3,132)                  -
    Treasury stock, at cost                                                         (5,047)             (5,047)
    Accumulated other comprehensive loss                                           (34,333)            (40,023)
                                                                          -----------------------------------------
                              Total stockholders' equity                           806,029             688,035
                                                                          -----------------------------------------
                              Total liabilities and stockholders' equity   $     2,498,349      $    2,387,649
                                                                          =========================================



                        Arch Coal, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                                 (In thousands)


                                                                                                  Six Months Ended
                                                                                                       June 30,
                                                                                           ----------------------------------
                                                                                                 2004             2003
                                                                                           ----------------------------------
                                                                                                      (Unaudited)

Operating activities
Net income (loss)                                                                           $    81,091       $   (18,295)
Adjustments to reconcile to cash
     provided by operating activities:
  Depreciation, depletion and amortization                                                       72,185            79,097
  Prepaid royalties expensed                                                                      7,853             7,259
  Accretion on asset retirement obligations                                                       5,893             7,204
  Net gain on disposition of assets                                                                (607)           (1,688)
  Gain on sale of units of Natural Resource Partners, LP                                        (81,851)                -
  Mark to market adjustment for investment in Natural Resource Partners, LP                      (8,104)                -
  Income from equity investments                                                                 (9,685)          (23,301)
  Net (contributions to) distributions from equity investments                                   (2,739)           23,622
  Cumulative effect of accounting change                                                              -             3,654
  Other non-operating expense                                                                     3,759             3,950
  Changes in:
      Receivables                                                                               (40,495)            6,363
      Inventories                                                                               (13,399)           (2,635)
      Accounts payable and accrued expenses                                                       2,417           (21,556)
      Income taxes                                                                                4,729            (8,668)
      Accrued postretirement benefits other than pension                                         11,625            12,944
      Asset retirement obligations                                                               (4,542)           (7,592)
      Accrued workers' compensation benefits                                                         95              (724)
      Other                                                                                      (8,243)            5,199
                                                                                           ----------------------------------

    Cash provided by operating activities                                                        19,982            64,833
                                                                                           ----------------------------------

Investing activities
Capital expenditures                                                                            (69,132)          (66,941)
Proceeds from sale of units of Natural Resource Partners, LP                                    105,365                 -
Proceeds from dispositions of capital assets                                                      1,010             1,839
Proceeds from coal supply agreements                                                                  -            52,548
Additions to prepaid royalties                                                                  (22,663)          (23,204)
                                                                                           ----------------------------------

    Cash provided by (used in) investing activities                                              14,580           (35,758)
                                                                                           ----------------------------------

Financing activities
Net payments on revolver and lines of credit                                                          -           (72,174)
Payments on long-term debt                                                                       (6,300)         (675,000)
Proceeds from issuance of senior notes                                                                -           700,000
Deferred financing costs                                                                         (1,160)          (15,468)
Dividends paid                                                                                  (11,062)           (7,829)
Proceeds from sale of preferred stock                                                                 -           139,024
Proceeds from sale of common stock                                                               25,719             1,594
                                                                                           ----------------------------------

    Cash provided by financing activities                                                         7,197            70,147
                                                                                           ----------------------------------

Increase in cash and cash equivalents                                                            41,759            99,222
Cash and cash equivalents, beginning of period                                                  254,541             9,557
                                                                                           ----------------------------------

Cash and cash equivalents, end of period                                                    $   296,300         $ 108,779
                                                                                           ==================================


Canyon Fuel Company cash flow information (Arch Coal ownership percentage)
  Depreciation, depletion and amortization                                                        8,853            11,319
  Additions to property, plant and equipment                                                     (2,531)           (5,164)



                        Arch Coal, Inc. and Subsidiaries
                       Reconciliation of Non-GAAP Measures
                      (In thousands, except per share data)

Included in the accompanying release, we have disclosed income available to common shareholders for the quarter ending June 30, 2004 and the six months ending June 30, 2004 and 2003 excluding certain items. These measures are considered non-GAAP measures as defined by Regulation G. The following reconciles these amounts to net income available to common shareholders reported under GAAP:


                                                                        Three Months Ended       Six Months Ended
                                                                             June 30                  June 30
                                                                        2004         2003        2004         2003
                                                                     --------------------------------------------------
                                                                            (Unaudited)               (Unaudited)

     Net income (loss) available to common shareholders               $  9,311   $ (3,254)     $ 77,497    $(21,290)

        Other non-operating expense                                      1,864      3,950         3,759       3,950
        Gain on sale of units of Natural Resource Partners, L.P.             -          -       (81,851)          -
        Severance costs related to Skyline idling                            -          -         2,110           -
        Cumulative effect of accounting change                               -          -             -       3,654
        Tax impact of the excluded items                                     -          -        20,990           -
                                                                     --------------------------------------------------

     Net income (loss) available to common shareholders excluding
       items                                                          $ 11,175   $   696       $ 22,505    $(13,686)
                                                                     ==================================================

     Fully diluted shares outstanding                                   55,550    52,418         62,021      52,401
     Adjustment to exclude impact of convertible preferred shares
          that would not be dilutive                                         -         -         (6,896)          -
                                                                     --------------------------------------------------
     Fully diluted shares outstanding                                   55,550    52,418         55,125      52,401
                                                                     --------------------------------------------------

     Earnings (loss) per common share excluding items                 $   0.20   $  0.01       $   0.41    $  (0.26)
                                                                     ==================================================